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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

   4Kids Entertainment Announces Departure of Chief Operating Officer
And Board Member, Steven M. Grossman

NEW YORK — April 12, 2006 — 4Kids Entertainment, Inc. (NYSE: KDE) today announced that Steven M. Grossman, Executive Vice President and Chief Operating Officer and member of the Board of Directors, has stepped down from the Company and from the Board of Directors, effective April 6, 2006.

Mr.  Grossman’s responsibilities will be shared among the current members of the senior management team, led by Chairman and Chief Executive Officer Alfred R. Kahn, Chief Financial Officer Bruce R. Foster and General Counsel Samuel R. Newborn.

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.